Final Term Sheet dated February 2, 2026

Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-290665 and 333-290665-01
(To Prospectus dated December 8, 2025,
Prospectus Supplement dated December 8, 2025 and
Product Supplement EQUITY ARN-1 dated January 5, 2026)

959,563 Units $10 principal amount per unit CUSIP No. 09711R788	Pricing Date Settlement Date Maturity Date	January 29, 2026 February 5, 2026 March 29, 2027

BofA Finance LLC
Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Maturity of approximately 14 months

■3-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of 20.82%

■1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your investment at risk

■All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-7 of this term sheet, and “Risk Factors” beginning on page PS-7 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is 9.638 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.000	$9,595,630.00
Underwriting discount	$0.175	$167,923.52
Proceeds, before expenses, to BofA Finance	$9.825	$9,427,706.48

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

January 29, 2026

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Summary

The Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law.  The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Global X Robotics & Artificial Intelligence ETF (the “Underlying Fund”), is greater than its Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Global X Robotics & Artificial Intelligence ETF (Bloomberg symbol: “BOTZ“)
Starting Value:	$37.96
Ending Value:

The average of the Closing Market Prices of the Market Measure times the Price Multiplier on each calculation day occurring during the maturity valuation period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of the accompanying product supplement.

Price Multiplier	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-28 of the accompanying product supplement
Participation Rate:	300%
Capped Value:	$12.082 per unit, which represents a return of 20.82% over the principal amount.
Maturity Valuation Period:	March 17, 2027, March 18, 2027, March 19, 2027, March 22, 2027 and March 23, 2027
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging- related charge of $0.05 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY ARN-1 dated January 5, 2026: https://www.sec.gov/Archives/edgar/data/70858/000121390026000770/ea0271654-01_424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.

■You are willing to risk a loss of principal and return if the Underlying Fund decreases from the Starting Value to the Ending Value.

■You accept that the return on the notes will be capped.

■You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■You seek principal repayment or preservation of capital.

■You seek an uncapped return on your investment.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $12.082 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, the Capped Value of $12.082 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value and Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
106.94	6.94%	$12.082(2)	20.82%
120.00	20.00%	$12.082	20.82%
150.00	50.00%	$12.082	20.82%
200.00	100.00%	$12.082	20.82%

(1)The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $37.96, which was the Closing Market Price of the Market Measure on the pricing date.

(2)The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:100.00
Ending Value:50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value:100.00
Ending Value:102.00
= $10.60 Redemption Amount per unit

Example 3
The Ending Value is 129.00, or 129.00% of the Starting Value:
Starting Value:100.00
Ending Value:129.00
= $18.70, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.082 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Fund, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” on page TS-12, as well as fees paid for certain electronic platform services with respect to this offering. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in the Underlying Fund or in shares of companies included in the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Market Measure-related Risks

■The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

■The sponsor of the Indxx Global Robotics & Artificial Intelligence Thematic Index, which is the Underlying Fund’s underlying index (the “Underlying Index”), may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

■You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■While BAC and our other affiliates may from time to time own securities of companies included in the Underlying Fund, we, BAC and our other affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■There are liquidity and management risks associated with the Underlying Fund.

■The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

■Risks associated with the Underlying Fund or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.

■The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-28 of product supplement EQUITY ARN-1.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-41 of the accompanying product supplement.

Additional Risk Factors

The securities held by the Underlying Fund are concentrated in one sector. As a result, the securities that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on the notes will be subject to certain risks similar to those associated with direct equity investments in the robotics and artificial intelligence industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of stocks held by the Underlying Fund may affect its price, and the stocks held by the Underlying Fund are not necessarily representative of the robotics and artificial intelligence industry. While the securities held by the Underlying Fund are common stocks of companies generally considered to be involved in various segments of the robotics and artificial intelligence industry, the securities held by the Underlying Fund may not follow the price movements of the entire robotics and artificial intelligence industry generally. As of the date of this term sheet, a small number of securities accounted for more than half of the Underlying Fund’s holdings. If these securities decline in value, the Underlying Fund will likely decline in value even if security prices in the robotics and artificial intelligence industry generally increase in value.

An investment in the notes is subject to risks associated with the robotics and artificial intelligence industries. All or substantially all of the equity securities held by the Underlying Fund are issued by companies who have significant exposure to the robotics and artificial intelligence industries. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. These companies may have limited product lines, markets, financial resources or personnel, while engaging in significant amounts of spending on research and development. Robotics and artificial intelligence companies typically face intense competition and potentially rapid product obsolescence. They are also heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. In addition, robotics and artificial intelligence technology could face increasing regulatory scrutiny in the future, which may limit the development of this technology and impede the growth of companies that develop and/or utilize this technology. Similarly, the collection of data from consumers and other sources could face increased scrutiny as regulators consider how the data is collected, stored, safeguarded and used. These companies face increased risk from trade agreements between countries that develop these technologies and countries in which customers of these technologies are based. Lack of resolution or potential imposition of trade tariffs may hinder the companies’ ability to successfully deploy their inventories. The customers and/or suppliers of these companies may be concentrated in a particular country, region or industry. Any adverse event affecting one of these countries, regions or industries could have a negative impact on these companies. These factors could adversely affect the robotics and artificial intelligence industry and could affect the value of the equity

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

securities held by the Underlying Fund and the price of the Underlying Fund during the term of the notes, which may adversely affect the value of your notes.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Global X Funds (the “Global X Trust”) and Global X Management Company LLC (“Global X Management” and, together with Global X Trust, the “advisor”). The advisor, which licenses the copyright and all other rights to the Underlying Fund, has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of the advisor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the ARNs – Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-31 of the accompanying product supplement.  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund or any successor underlying fund.

The Global X Robotics & Artificial Intelligence

The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Indxx Global Robotics & Artificial Intelligence Thematic Index (the “Global Robotics & AI Index”). The Global Robotics & AI Index is designed to track the performance of companies listed in developed markets, as defined by Indxx, LLC (“Indxx”), that are expected to benefit from the increased adoption and utilization of robotics and Artificial Intelligence (“AI”), including companies involved in industrial robotics and automation, non-industrial robots, artificial intelligence and unmanned vehicles. For more information about the Global Robotics & AI Index, please see “The Indxx Global Robotics & Artificial Intelligence Thematic Index” below.

The Underlying Fund uses a “passive” or indexing approach to try to achieve its investment objective. The Underlying Fund does not try to outperform the Global Robotics & AI Index and does not seek temporary defensive positions when markets decline or appear overvalued. The Underlying Fund generally will use a replication strategy. meaning that it invests in the securities of the Global Robotics & AI Index in approximately the same proportions as in the Global Robotics & AI Index. However, the Underlying Fund may utilize a representative sampling strategy with respect to the Global Robotics & AI Index when a replication strategy might be detrimental or disadvantageous to shareholders, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Global Robotics & AI Index, in instances in which a security in the Global Robotics & AI Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the Underlying Fund but not the Global Robotics & AI Index.

“Tracking error” is the divergence of the Underlying Fund’s performance from that of the Global Robotics & AI Index. Tracking error may occur because of differences between the securities and other instruments held in the Underlying Fund’s portfolio and those included in the Global Robotics & AI Index, pricing differences, transaction costs incurred by the Underlying Fund, the Underlying Fund’s holding of uninvested cash, size of the Underlying Fund, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Global Robotics & AI Index or the costs to the Underlying Fund of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the Underlying Fund incurs fees and expenses, while the Global Robotics & AI Index does not.

The Global X Trust is a registered investment company that consists of a separate investment portfolio for the Underlying Fund. Information provided to or filed with the SEC by the Global X Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov.

The Indxx Global Robotics & Artificial Intelligence Thematic Index

All information contained in this term sheet regarding the Global Robotics & AI Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Indxx. The Global Robotics & AI Index is calculated, maintained and published by Indxx. Indxx has no obligation to continue to publish, and may discontinue publication of, the Global Robotics & AI Index.

The Global Robotics & AI Index is designed to track the performance of companies listed in developed markets, as defined by Indxx, that are expected to benefit from the increased adoption and utilization of robotics and AI, including companies involved in industrial robotics and automation, non-industrial robots, artificial intelligence and unmanned vehicles.

Eligible Universe of the Global Robotics & AI Index

Initial Universe

To be eligible for inclusion in the Global Robotics & AI Index, companies must first be eligible for inclusion in the “Initial Universe.” As of January 2023, to be eligible for inclusion in the Initial Universe, companies must (i) have their country of listing in a “Developed Market” as defined by Indxx, (ii) have a minimum market capitalization of $300 million, (iii) have a minimum average daily turnover for the last 6 months greater than or equal to $2 million and (iv) have traded on 90% of the eligible trading days in the last six months. For securities with a trading history of less than six months due to a recent initial public offering (“IPO”), in the case of “Significant IPOs” (as defined by Indxx), the securities must have been listed for at least 10 calendar days prior to the Selection Day (as defined below) for Global Robotics & AI Index’s annual reconstitution/ rebalancing process, and in the case of other IPOs, the securities must have started trading three months prior to the Selection Day and must have traded on 90% of the eligible trading days for the past three months.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Criteria Applied to the Initial Universe

The companies in the Initial Universe must then satisfy the following criteria:

●Free Float. All companies must have a minimum free float equivalent to 10% of shares outstanding.

●Maximum Price. Securities trading at a price of $10,000 or above are ineligible for inclusion in the Global Robotics & AI Index. This rule does not apply to existing constituents of the Global Robotics & AI Index.

●Security Type. The following security types are eligible for inclusion: common stock; American depositary receipts (“ADRs”) and global depositary receipts.

●Share Classes. The existing share class/listing in the Initial Universe is retained if it satisfies all the eligibility criteria of the Global Robotics & AI Index. If an ADR of the company exists, it is given preference over all other share classes. The most liquid share class/listing is considered for inclusion.

Companies in the Initial Universe that satisfy the criteria discussed above form the “Eligible Universe” of the Global Robotics & AI Index.

Selection Process of Robotics & AI Companies within the Eligible Universe

From the Eligible Universe, Indxx identifies “Robotics & AI Companies” by applying a proprietary analysis to identify industries and segments that would be positively impacted by robotics and AI. The industries identified through this approach are subject to change at each annual reconstitution. Indxx has defined robotics and AI as comprising the following sub-themes:

SUB-THEME	DESCRIPTION
Industrial Robots and Automation	These are companies that provide robots and robotic automation products and services with a focus on industrial applications.
Unmanned Vehicles and Drones

These are companies that are involved in the development and production of unmanned vehicles (including hardware and software for autonomous cars), drones and robots for both military and consumer markets.

Non-Industrial Robotics

These are companies that are involved in developing robots and AI that are used for non-industrial applications, including but not limited to agriculture, healthcare, consumer applications and entertainment.

Artificial Intelligence	These are companies that develop or directly deliver AI in the form of products, software, or systems. These companies should sell AI and not utilize/leverage it to enhance their products.

Only companies that derive a significant portion (greater than 50%) of their revenues from the above industries/segments or that have stated their primary business to be in products and services focused on the above industries/segments are considered as ‘pure play’ robotics and AI companies and are eligible for inclusion in the Global Robotics & AI Index. Companies that have demonstrated these industries/segments to be growth focus areas through internal R&D investments, joint ventures, partnerships and/or acquisitions are eligible for inclusion in the final “Selection List.”

Final Composition of the Global Robotics & AI Index

From the Selection List, the companies with the highest market capitalization will form the Global Robotics & AI Index. The Global Robotics & AI Index is capped at 100 companies. If fewer than 100 companies qualify for inclusion, all of these companies would be a part of the Global Robotics & AI Index. If fewer than 30 companies qualify for inclusion, the index committee would consider a secondary list of companies with diversified revenue streams that (1) have a distinct business unit focused on robotics or AI and (2) have a core competency that is expected to augment the adoption of robotics or AI for inclusion until the count reaches 30.

Index Calculation and Weighting

The Global Robotics & AI Index is weighted as follows:

●Components are weighted based on their security-level market capitalization.

●The Global Robotics & AI Index is modified market-capitalization-weighted at the time of reconstitution. A single component weight cap of 8% is applied.

●The aggregate weight of all the components with a weight greater than 5% is capped at 40%. All remaining components are capped at 4.5%.

●Additions to and/or deletions from the Global Robotics & AI Index shall be weighted as per the rules above. The difference in the weights (from additions/deletions) shall be proportionately adjusted (added/removed) among the remaining constituents based on their security-level market capitalization.

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Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Index Maintenance

Buffer Rules

To reduce turnover, the following buffer rules apply:

●Market Capitalization. A constituent shall continue to be included in the Initial Universe if its market capitalization is greater than or equal to 80% of the previously defined market capitalization minimum. To illustrate, if an existing index member meets all other selection criteria but does not meet the market capitalization criteria up to a deviation of 20%, then it will be retained in the Initial Universe.

●Liquidity. A constituent shall continue to be included in the Initial Universe if its 6-month average daily turnover is greater than or equal to 70% of the previously defined liquidity minimum. To illustrate, if an existing index member meets all other selection criteria but does not meet the liquidity criteria up to a deviation of 30%, then it will be retained in the Initial Universe.

●Continued Representation in the Global Robotics & AI Index. Additionally, an existing index constituent shall continue to remain in the Global Robotics & AI Index if it is part of the top 120 companies by market capitalization, even if it is not part of the top 100 constituents.

Reconstitution, Rebalancing and Reviews

The Global Robotics & AI Index follows an annual reconstitution and rebalancing schedule. The new portfolio becomes effective at the close of the second Friday of March each year (the “Effective Day”).The selection of index constituents and portfolio creation process start at the close of the nearest Friday falling at least one month before the Effective Day (the “Selection Day”). The Selection List is created based on the data as of the Selection Day. Weights are calculated at the close of the seventh trading day prior (six trading day prior) to the Effective Day. To capture IPOs and changes in the structure of a company’s business due to corporate actions, the composition of the Global Robotics & AI Index is reviewed on a semi-annual basis.

Corporate Actions

Corporate actions (such as stock splits, special dividends, spin-offs and rights offerings) are applied to the Global Robotics & AI Index on the ex-date or earlier as decided by the index committee.

The following graph shows the daily historical performance of the Underlying Fund in the period from September 13, 2016 through the pricing date.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date the Closing Market Price of the Underlying Fund was $37.96.

Historical Performance of the Underlying Fund

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Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

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This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and changing patterns of the Underlying Fund.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

The costs included in the public offering price of the notes include a fee paid by us to LFT Securities, LLC for providing certain electronic platform services with respect to this offering. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 16, 2025 which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2025.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to the Global X Robotics & Artificial Intelligence ETF, due March 29, 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Underlying Fund.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■In addition, there may exist a risk that an investment in the notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-41 of product supplement EQUITY ARN-1.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are BAC’s registered service marks.

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